Exhibit 10.2

AMENDMENT TO
EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) is entered into as of May 1, 2009 (the “Effective Date”), between Daniel B. Carr, M.D. (“Executive”) and Javelin Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and amends the Employment Agreement dated July 7, 2007 by and between the Company and the Executive (the “Agreement”).

WHEREAS, the parties to this Amendment desire to amend the Agreement to implement changes to the executive compensation structure of the Company:

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties agree as follows:

Compensation

1.   Section 5(a) of the Agreement is amended to by replacing “Four Hundred Fifty Thousand Dollars ($450,000)” with “Three Hundred Thousand Dollars ($300,000).”

2.   The Executive shall not be entitled to receive the Performance Cash Bonus as provided for in paragraph 5(b) of the Agreement.  The foregoing shall not apply to the Special Incremental Incentive agreed to in the memorandum attached to the June 3, 2008 E-mail to Executive from David B. Bernstein, which agreement remains in full force and effect in accordance with its terms.

Section 409A

3.   Section 9(d) is amended by adding the following after “shall mean”:

the following, provided that, the Executive must notify the Company of the existence of a Good Reason within 90 days of the initial event giving rise to such Good Reason, and the Company shall have 30 days from the date of such notice to cure and remediate such condition, if curable or remediable, and thereby eliminate the Good Reason:

4.   New Section 11(m) is added which reads as follows:

This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code (the “Code”), to the extent applicable, and the Agreement shall be interpreted in accordance with such requirements.  Notwithstanding any other provisions of this Agreement to the contrary, any payment or benefits otherwise due to the Executive upon the Executive’s termination from employment with the Company shall not be made until and unless such termination from employment constitutes a “Separation from Service”, as such term is defined under Section 409A of the Code.  The preceding provision shall have no effect on payments or benefits otherwise due or payable under this Agreement to the Executive or on the Executive’s behalf, which are not on account of the Executive’s termination from employment with the Company, including as a result of the Executive’s death.  Furthermore, if the Company reasonably determines that the Executive is a “Specified Employee” as defined by Section 409A of the Code, upon termination of Executive’s employment for any reason other than death (whether by resignation or otherwise), no payment or benefit may be paid to the Executive earlier than six months after the date of termination of Executive’s employment if such payment would violate Section 409A of the Code and the regulations issued thereunder, and payment shall be made on the date that is six months and one day after the termination of Executive’s employment. Each payment made under this Agreement shall be designated as a “separate payment” for purposes of Section 409A of the Code.

Compensation Upon Termination

5.   Section 10(c) is amended by deleting “(ii) pay the Executive any accrued and unpaid Bonus, and” renumbering “(iii)” to “(ii).” Furthermore, a new sentence is inserted as the last sentence in the subsection, which shall read as follows:

Notwithstanding anything in the Agreement to the contrary, for purposes of this Section 10(c), Base Salary shall mean a Base Salary of Four Hundred Fifty Thousand Dollars ($450,000) per year.

6.   Section 10(d) is amended by deleting “(ii) pay the Executive the Bonus he would have earned had he been employed for six (6) months from the date upon which such termination occurs, and,” and renumbering “(iii)” to “(ii).” Furthermore, a new sentence is inserted as the last sentence in the subsection, which shall read as follows:

Notwithstanding anything in the Agreement to the contrary, for purposes of this Section 10(d), Base Salary shall mean a Base Salary of Four Hundred Fifty Thousand Dollars ($450,000) per year.

Additional Awards

7.   As consideration for Executive’s agreement herein to a reduction in Base Salary and elimination of Performance Cash Bonus, implemented pursuant to this amendment and as part of the Company’s executive compensation restructuring, the Company immediately will grant to Executive: (i) 119,048 deferred stock units, which are intended to vest in 12 equal monthly installments from June 1, 2009 to May 1, 2010, and (ii) 119,885 performance options, which are intended to vest on February 28, 2010, contingent upon FDA acceptance of the Dyloject NDA filing on or before February 28, 2010. The award of the deferred stock units will be subject to the terms of their grant agreement, notwithstanding anything contained herein.  In the event that a Change of Control or Corporate Transaction occurs, as those terms are defined in the Javelin Pharmaceuticals, Inc, Amended and Restated 2005 Omnibus Stock Incentive Plan, all performance options granted on May 1, 2009 that have not yet vested shall become fully vested as of the date of such Change in Control or Corporate Transaction. The foregoing shall apply only to the deferred stock units and performance options referenced in this paragraph 7.

General

8.   It is specifically agreed by the parties that the changes contained in this Amendment do not constitute “Good Reason” in this instance, but the provision for Good Reason in the Agreement shall otherwise remain in full force and effect according to its terms in all other respects.

9.   The changes in compensation referenced in paragraphs 1, 2, 5, and 6 of this Amendment shall apply only during the one (1) year period beginning on the Effective Date and ending on the one (1) year anniversary thereof (the “End Date”). Following the End Date, the compensation terms set forth in the Agreement shall be applicable, unless Executive and the Company mutually agree in writing to extend the compensation terms set forth in this Amendment beyond the End Date.

10.   Except as expressly modified hereby, the provisions of the Agreement remain in full force and effect.

11.   This Amendment may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date set forth above.

JAVELIN PHARMACEUTICALS, INC.

By:  /s/ Martin J. Driscoll

Title:     Chief Executive Officer

   /s/ Daniel B. Carr, M.D.
Daniel B. Carr, M.D.

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